EXHIBIT 99.1

Mattel Inc (MAT)

Q1 2003 Financial Release Conference Call

Event Transcript

Thursday, April 17, 2003 8:30 am EDT

Mattel Inc. (MAT) - Q1 2003 Financial Release Conference Call

Thursday, April 17, 2003 8:30 am EDT

THE OPERATOR:

Good day everyone and welcome to the Mattel Incorporated first quarter 2003 earnings results conference call. Today’s call is being recorded. With us today from the company is the Vice President of Investor Relations Ms. Dianne Douglas. Please go ahead ma’am.

MS. DIANNE DOUGLAS

Thank you operator. Good morning and welcome to Mattel’s first quarter conference call. I’m Dianne Douglas Vice President of Investor Relations and joining me today are Bob Eckert, Chairman and Chief Executive Officer, Kevin Farr, Chief Financial Officer and Matt Bousquette, President of Mattel Brands.

Earlier this morning we issued a press release, which detailed our first quarter 2003 results. On the call this morning, you’ll hear brief remarks from Bob, Kevin will provide a review of the financial results, and Matt will discuss our new Mattel Brands business unit.

Before we begin the formal remarks, let me note certain statements made today may include forward-looking statements about management’s expectations, strategic plans and objectives, anticipated financial performance and other similar matters. Forward-looking statements in this morning’s discussions will include statements regarding the timing of product shipments which is subject to risks associated with our supply chain initiatives, improved partnerships with our major retailers arising from strategic initiatives, rising raw material costs, advertising expenses and transportation costs, improvement in SG&A as a percentage of net sales which is dependent upon our cost-cutting initiatives, expectations of cash generation from working capital improvements, cost savings from the company’s financial realignment plan, improvement in our debt to capital ratio, capital expenditure plans and strategic initiatives regarding the Mattel Brands business unit which are subject to risks associated with new initiatives. Furthermore we anticipate the questions asked during this call may elicit answers that contain additional forward-looking statements, the exact nature of which we cannot predict beforehand. We intend for these additional forward-looking statements to be covered by this cautionary statement.

A variety of factors, many of which are beyond our control, affect the operations, performance, business strategy and results of Mattel and could cause actual results to differ materially from those projected in such forward-looking statements.

In addition to the risks already described, some of these factors are described in our 2002 report on Form 10-K filed with the SEC and Mattel’s other filings made with the SEC from time to time, as well as in Mattel’s other public statements. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so. Information required by Regulation G regarding certain statements in this call, is available in the “Investors & Media” section of our corporate website at www.mattel.com. Now, I would like to introduce Bob Eckert.

MR. ROBERT ECKERT:

Thank you Dianne, and good morning everyone. Our first quarter top line results were disappointing. As I said on previous occasions, the challenges we faced at the close of 2002 have continued into 2003. From our last conference call in February, we have seen the economy weaken, the conflict in the Middle East escalate, consumer confidence rattled as unemployment figures rose and retailers increasing their focus on inventories as they position themselves to withstand the tough retail environment. And since we don’t operate in a vacuum, we have had to face the additional challenge of increased competition in the doll and male action categories, which have affected Barbie® and Hot Wheels® sales for the quarter.

Despite the current sales environment, I was pleased with our progress on the P&L and balance sheet. While Kevin will take you through the specifics, earnings were strong for the quarter, reflecting our focus on executing our long-term strategies, as well as benefits from non-operating items including interest expense.

Mattel Inc. (MAT) - Q1 2003 Financial Release Conference Call

Thursday, April 17, 2003 8:30 am EDT

Our focus on controlling costs and optimizing our businesses has allowed us to weather these near-term challenges and drive operating margin improvement. This morning, we have a guest speaker on the call. Please welcome Matt Bousquette, our newly appointed President of Mattel Brands. Matt is going to take a few minutes to update his progress as he integrates the Girls and Boys/Entertainment divisions into one cohesive business unit.

Since day one, I have always said in order to achieve long-term success, we must stay focused on our strategies and overcome the obstacles - whether it’s the retail environment or competitive incursions - to help us achieve our vision of being “The World’s Premier Toy Brands for Today and Tomorrow” and maximize value for our shareholders. Thank you for your attention. Now let’s move on to the financial overview section of the call with our CFO, Kevin Farr.

MR. KEVIN FARR:

Thank you Bob, and good morning everyone. To facilitate my review of the financial performance for the first quarter, I recommend that you to refer to the exhibits in the press release. I will begin with a discussion of worldwide gross sales, shown on the bottom of Exhibit I. Total worldwide gross sales for the first quarter was up 1 percent, or down 3 percent in local currency. As anticipated, gross sales in the U.S. declined 5 percent reflecting the later timing of Easter, the challenging retail environment and our continued focus on shipping closer to retail take away. As we said in the last conference call, this strategy will put downward pressure on our first-half shipments in 2003, but should have no impact on full year sales.

This initiative should improve our partnerships with our major retailers. We have also seen competitor strength in the fashion doll and male action categories. International sales increased 13 percent, or flat in local currency, on top of sales growth of 20 percent in the first quarter of 2002. Our strategic focus on globalization continued to generate results for the company. While we continue to focus on improving our international business, we are facing tough sales comps throughout this year. Last year, international sales on a local currency basis were up 10 percent in the first half and up 11 percent in the second half.

On a regional basis in this year’s first quarter, sales in Europe were up 23 percent, or 3 percent in local currency. Sales in Latin America were down 32 percent, or 21 percent in local currency. The decrease in this region was driven primarily by sales declines in Venezuela due to the economic and political climate, and Latin America Export, where we have shortened customer payment terms, which will shift sales closer to consumer purchases. Asia-Pacific was up 4 percent, or down 3 percent in local currency for the quarter, and sales in Canada were up 20 percent, or 15 percent in local currency.

I will now review our core categories and brands. Mattel Brands - For the quarter, the Mattel Brands division’s worldwide sales were up 1 percent, or down 4 percent in local currency. Domestic sales were down 5 percent and international sales were up 10 percent, or down 2 percent in local currency. Worldwide Barbie® sales were down 1 percent, or 7 percent in local currency for the first quarter, reflecting 15 percent growth in international sales, or one percent in local currency, offset by a 14 percent decline of Barbie® sales in the U.S. marketplace.

While sales in the core doll segment in the U.S. were essentially flat, the collector and accessories segments drove the overall decline. Worldwide sales of Other Girls Brands were up 7 percent, or flat in local currency, driven by solid performances by Polly Pocket!® and elloTM, partially offset by declines in sales in Diva StarzTM and What’s Her Face!TM. Worldwide sales for the Wheels business were down 6 percent, or 9 percent in local currency, where strong growth in international sales of Hot Wheels® were more than offset by declines in sales of Hot Wheels® in the U.S. and Matchbox® and Tyco® R/C worldwide.

Mattel Inc. (MAT) - Q1 2003 Financial Release Conference Call

Thursday, April 17, 2003 8:30 am EDT

Sales in the Entertainment division were up 20 percent, or 15 percent in local currency versus prior year, reflecting strong performances in Games and Puzzles, Yu-Gi-Oh!TM and the new Warner Brothers properties, partially offset by declines in sales of Harry PotterTM and Max SteelTM.

Fisher-Price® Brands - For the quarter, worldwide sales for Fisher-Price® Brands were up 3 percent, or flat in local currency, reflecting strong growth in core Fisher-Price® and licensed character brands, partially offset by declines in the sales of Power Wheels® due to unfavorable weather and our continuing efforts to better align shipments with consumer purchases.

Domestic sales of Fisher-Price® Brands were down 4 percent and international sales were up 28 percent, or 14 percent in local currency. Worldwide sales of core Fisher-Price® were up 8 percent, or 3 percent in local currency, with domestic sales down 2 percent and international sales up 35 percent, or 18 percent in local currency.

American Girl® Brands—Sales of the American Girl® Brands declined 8 percent versus the prior year. Sales in the American Girls Collection® and Bitty Baby® lines were strong, reflecting new product launches of KayaTM and Bitty TwinsTM. However, this growth was more than offset by sales declines in the American Girl of Today® line as new product introductions are scheduled for the fall season.

Now let’s review the P&L, which is shown on Exhibit III. I will focus my comments on our financial performance excluding the impact of non-recurring charges. I will discuss these charges later in the context of an update of our financial realignment plan. Gross margin was 49.6 percent for the quarter, which increased by 430 basis points versus the first quarter of last year. About half the improvement in gross margin was driven by the execution of our financial realignment plan and supply chain initiatives. The remainder was driven by a temporary timing benefit in raw material costs, transportation prices and improved product mix. As anticipated, we are experiencing higher costs in these areas today, which will be reflected in future results.

Advertising expense was $83.8 million or 11.3 percent of net sales, up 20 basis points versus the prior year. As we said on the last conference call, we expect advertising expense as a percentage of net sales to rise during 2003 as media prices level off and we invest and support the launch of several new brands later in the year and seek to rebuild volume momentum in our core brands. Increased promotional expense will be recorded in the sales adjustment line while media investments will appear in the advertising line.

Selling, general and administrative expenses were $221.7 million or 29.7 percent of net sales for the quarter, up 110 basis points when compared to last year’s first quarter. The higher SG&A reflects increased employee benefit costs and the impact of changes in foreign exchange rates that more than offset the savings from the execution of our financial realignment plan. Our expectation for 2003 is to improve our SG&A, as a percentage of net sales, as we continue to execute the financial realignment plan and control our spending. For the quarter, operating income was $64.2 million, up 56 percent versus last year. As a percent of net sales, operating income improved 300 basis points versus the prior quarter to 8.6 percent. The improvement was driven by strong gross margins, partially offset by higher SG&A.

Interest expense was $17.4 million for the quarter, compared with $29.6 million in the first quarter of 2002. Compared to last year, this year’s interest expense reflects the benefit of lower average borrowing. So to summarize the P&L for the quarter, we reported income, excluding the impact of charges, of $40.8 million, or 9 cents per share, versus last year’s first quarter of $10.3 million, or 2 cents per share, driven primarily by improved operating margins and lower interest expense.

Now turning to the balance sheet, our receivables at $531 million, or 64 days of sales outstanding, decreased by 16 days versus last

Mattel Inc. (MAT) - Q1 2003 Financial Release Conference Call

Thursday, April 17, 2003 8:30 am EDT

year reflecting improved cash collections. Excluding the year-to-year change in factoring, which was up $1 million versus the prior year to $105 million, receivables were down $127 million, with day sales outstanding improving by 14 days as we continue to focus on tightly managing working capital.

Inventories, at $395 million, were down $93 million or 19 percent versus last year’s first quarter and represented 82 days of supply, which is 13 days lower than last year. Compared with last year, inventory levels were positively impacted by execution of supply chain initiatives and lower levels of pre-built inventory related to the closure of our Murray, Kentucky plant in May 2002. Excluding the pre-build, days of supply would have been 82 days compared with 94 days last year. As we said in our previous call, improvements in the performance of our supply chain and management of working capital continue to be key initiatives going forward. However, we do not expect to generate the same magnitude of cash from working capital improvements in 2003 considering the current levels of accounts receivable and inventory.

Our total balance sheet debt decreased by $416 million and our debt net of cash decreased by $937 million from the first quarter of 2002. This reflects a strong cash flow generated by our operations during 2002 and our efforts to reduce long-term debt. Our debt-to-total capital ratio is 29 percent versus 45 percent last year. We continue to target a long-term goal of reducing the year-end debt-to-total capital ratio to about 25 percent. We believe we will make significant progress towards our targeted debt-to-capital ratio by the end of 2003.

Capital expenditures for the quarter were approximately $32 million, in line with our expectations of capital expenditures for the full year of $180 to $200 million as we invest in the new American Girl Place® in New York City, execute our strategic plan on information technology and the final phase of the financial realignment plan.

Now, let me update you on the status of the financial realignment plan. If you look at Exhibit II of the press release you can see that in the first quarter we recorded an $11.6 million pre-tax charge related to the financial realignment plan. The charges consist of a $1.7 million charge to gross margin, primarily related to the consolidation of manufacturing facilities in Mexico; a $1.2 million charge to SG&A related to streamlining back office functions; and a restructuring charge of $8.7 million, which primarily relates to severance and other compensation due to the consolidation of the Girls and Boys/Entertainment divisions.

Since we announced the realignment plan in September of 2000, we have taken approximately $235.3 million in pre-tax charges and we expect to record the remaining $14.7 million by the end of this year. Of the after-tax charges taken thus far, $115 million were cash. We anticipate that approximately $120 million of the total $170 million after-tax charge will be cash. We continue to take the actions necessary to achieve our targeted cost savings. We are on track to achieve the $80 million of savings expected for 2003.

On last quarter’s conference call, we said we expect 2003 to be challenging in light of the uncertain retail environment and certain cost pressures. Our outlook for the year has not changed based upon the results of the first quarter. We are committed to bringing financial discipline to every aspect of our business, thereby optimizing our performance and maximizing value for our shareholders. That concludes my review of the financial results and now I’d like to introduce Matt Bousquette to discuss our recent reorganization. Matt.

MR. MATTHEW BOUSQUETTE:

Thank you, Kevin. Good morning. The toy industry is in a state of continuous evolution—from consumers to customers to competition. Adapting to that change over the years has been a key ingredient to the company’s success. The creation of the Mattel Brands division is the most recent example of such a strategy. While it eliminated redundancies in the organization, it furthered an environment of best practice sharing and a “One Mattel” approach to the

Mattel Inc. (MAT) - Q1 2003 Financial Release Conference Call

Thursday, April 17, 2003 8:30 am EDT

business. The shift was intended to improve the effectiveness of the organization in the changing environment. Critical to Mattel’s long-term success is leveraging a deep understanding of kids to build our brands through cool toys, great licensed products and memorable advertising. Ultimately, we believe the creation of the Mattel Brands business unit sharpens our focus on one of our most valuable assets, our brands.

In outlining our vision for the Mattel Brands division, our goal remains the same. We want to create and develop premier toy-based brands to own the #1 share of kids spending worldwide. To accomplish this, we will focus our efforts in three areas: building brands, cutting costs, and developing people.

The first area of focus is building our brands. Our road to long-term brand vitality is what we refer to as the pyramid of success. The pyramid is constructed of 5 primary building blocks.

At the foundation of our pyramid is a deep understanding of end consumers. We intend to continue to invest heavily in research to understand how kids play, what consumers are really thinking and how they shop. A great example of this is the recent ethnographic study of older girls, which has been critical in driving new lines such as the My SceneTM segment of Barbie®, which seems to be resonating with that target audience.

Armed with these consumer insights, we moved to the next level of the pyramid in which we segment our brands and categories to differentiate them in consumers’ eyes. This allows us to target specific market needs based upon demographics, psychographics and play patterns. In the past, we have shared with you how we segment our fashion doll, Wheels, and Entertainment businesses to limit cannibalization and extend our relationship with consumers over time.

Moving up the pyramid, innovation can take many forms across the business. First, it can be bringing in a trend such as Japanese anime to life, which we have done with Yu-Gi-Oh!TM across the action figure, games and vehicles business. It can be creating a “never seen before product” to penetrate new categories such as girls construction with elloTM, or it can be new and differentiated product backed by break-through marketing programs such as “BarbieTM of Swan Lake.”

A further benefit to the new Mattel Brands structure is a broader view of kids overall, rather than our traditional view of just boys or just girls. This is important since many of the successful properties have appeals to both genders. Great examples of those hits include Harry PotterTM, Looney TunesTM and SpongeBob SquarePantsTM.

In the fourth level of the pyramid, we take our strongest brands and extend them outside the classic toy categories. As we have discussed, toys represent less than 1/4 of discretionary spending on children 3 to 10. Combining our Boys and Girls consumer products groups into one licensing organization should yield significant benefits. Now armed with the best portfolio of brands in the toy industry, we have the opportunity to more deeply penetrate our existing licensing community, as well as add licenses to our roster on a domestic and international basis. We’ll aim to create stronger multi-brand promotions and establish an expanded in-store presence with our retail partners, resulting in both better sell-in and sell-through.

At the top of our pyramid is globalizing our people, our processes and our brands. The recent organizational changes have not altered the belief that many of the greatest growth opportunities for the company remain outside the U.S. The Mattel Brands organization retains its global focus and responsibilities, and we will continue to create and drive global strategies.

We have an outstanding international team in place, which has driven 11 consecutive quarters of growth. I’m very pleased to be turning over responsibility for the group to Bryan Stockton, who has been an excellent partner in his previous role, supporting our efforts to improve international performance. I am confident that Bryan will continue to be a great partner in the ongoing execution of our global strategies. As

Mattel Inc. (MAT) - Q1 2003 Financial Release Conference Call

Thursday, April 17, 2003 8:30 am EDT

you can see, building Mattel’s brands has been our primary objective.

Turning to our second key area of focus—cutting costs. We continue to streamline the process from ideation to end retail sale removing non-value functions and activities from the system, while adding back value into the product.

Our final area of focus is developing people. Our employees are one of our greatest strengths, and frankly, one of the company’s key points of difference. To effectively execute our strategies, we strive for functional excellence and focus on motivating and training our people in order to build a world-class organization.

While we remain confident that our long-term strategies are solid, we are fully aware that we face several challenges in the short-term. While the bottom line remains quite sound, as Kevin mentioned, our first quarter sales for Mattel Brands were soft due to external issues, such as the economic downturn, slipping consumer confidence and an increasingly competitive toy market. Responding to these challenges, we are focusing on demand creation activities and strengthening our retail partnerships.

First and foremost, we are focused on creating really cool on-trend products with strong value propositions. We plan to increase advertising and promotional spending to drive consumers to retail and regain market share. Finally, we are “relevating” our brands by partnering with other strong brands that appeal to our target consumers, such as the Barbie® brand’s relationship with the Limited Too.

Next, we are working more closely than ever with our retail partners to maximize sales and profits. Through various supply chain initiatives, category management and collaborative forecasting, we will help our retail partners run their toy departments in a more productive manner and maximize space efficiency. These partnerships will allow us to chase the upside on hit items and protect the downside on disappointments. These efforts are ongoing with our key customers around the globe.

You have heard me talk before about a world of opportunity. With the creation of the Mattel Brands division, the opportunity is bigger than ever before. The market for toys among our target consumers exceeds $30 billion. However, it’s not just about pursuing new opportunities, but it is about regaining market share.

This organization is well poised to tackle these challenges having operated successfully in both the Boys and International businesses. We grew sales and significantly increased profit over the last three years in two extraordinarily competitive environments. We will leverage this experience and discipline to drive the new Mattel Brands division into the future. Thank you.

MS. DIANNE DOUGLAS:

Thanks, Matt. Operator we are ready for questions.

THE OPERATOR:

(CALLER INSTRUCTIONS) Our first question Jill Krutick with Smith Barney.

THE CALLER:

I was curious if you could give us a flavor for where you think interest expense might come in on a full year basis first of all. Secondly, in terms of new product initiatives, could you perhaps give us a little more color on how elloTM is doing and perhaps some of the other recent new product launches that you have recently launched? And finally, if you could give us a flavor for where you see retail inventories domestically today? Thanks very much.

MR. KEVIN FARR:

As you know, interest expense for 2002 was down compared to the prior year due to lower average debt outstanding and lower short-term interest rates. We have not given guidance for interest expense in 2003, but as you might expect it would be lower than 2002, but the magnitude will vary depending upon your expectations for revenue growth, operating

Mattel Inc. (MAT) - Q1 2003 Financial Release Conference Call

Thursday, April 17, 2003 8:30 am EDT

earnings, short-term interest rate trends and capital deployment assumptions.

MATTHEW BOUSQUETTE:

In terms of the new product introductions, both He-Man® and elloTM are meeting our expectations and we’re very pleased with the results on the launch of Yu-Gi-Oh!TM and My SceneTM segment to Barbie®.

MR. ROBERT ECKERT:

Let me spend a moment on your third question which is about retail inventories. As always, we encourage you to talk to retailers specifically but our own analysis based on our internal data and the point-of-sale information that we get suggests that our retail inventories continue to be fine and in fact, continue their downward trend which we think is good. All that said, let me spend a moment on Easter timing because I’m sure that is an issue for you.

THE CALLER:

Right.

MR. ROBERT ECKERT:

Last year we saw two things that benefited our first quarter shipments. First, there was an early Easter in March of 2002 instead of April in 2001 and the second thing is we saw retail customers replenish their inventories. As you recall following 9/11 in 2001, retailers were very cautious about Christmas in 2001 which in the end was better than I think most people expected, and therefore retailers needed to rebuild inventories early last year. This year we are seeing the exact opposite. The last three or four months at least, including Christmas, were by and large weaker than many retailers expected. They’ve already got plenty of inventory overall and they don’t really need to buy more product to get through Easter. So I don’t think we will see any second quarter benefit in terms of our shipments related to Easter.

THE CALLER:

Great. Have you seen any shift in terms of your overall market share?

MR. ROBERT ECKERT:

Yes, we have. And as everybody knows, the NPD TRST data is less than ideal. I think we are covering now about 40 percent of retail sales and it excludes the largest and one of the market share gainers in the business. But in February according to NPD TRST, the category is up 5.3 percent, our share is 19.1, which is down 1.3 share points on a year-to-date basis. So the facts are the facts, but I’ll tell you I don’t believe that retailers think their toy business is booming right now. So I think our 5 percent domestic sales decline is consistent with the overall state of the toy business and with the fact that competitors are doing well in Girls and in the male action categories.

THE CALLER:

Thanks very much.

THE OPERATOR:

Brian McGough with Morgan Stanley.

THE CALLER:

Great. Thanks. There is a whole lot of noise in the sales in the quarter, but I was wondering: one, is it safe to assume that the down 5 percent U.S. sales number adequately reflects the actual retail takeaway? And then two, this whole loss of share in dolls and male action, what categories have you actually gained share? And what are you doing to offset the loss of share in those two categories for the fall? Thanks.

MR. ROBERT ECKERT:

There are a couple of things going on as we think about top line and market share. The first, as I just mentioned the retail environment including Christmas of last year and the first quarter of this year has been challenging across the board, whether it is consumer confidence or unemployment or the war or whatever. So I think that the industry performance overall in my judgment and again this is just judgment, the

Mattel Inc. (MAT) - Q1 2003 Financial Release Conference Call

Thursday, April 17, 2003 8:30 am EDT

facts are the facts but in my judgment I am not yet convinced that the toy industry is really growing consumption right now at 5 percent.

The second thing is the competitive environment. We have lost share in the Girls segment, but we have gained share in things like Wheels. But the Wheels category is down due to all the action in male action right now, including our own He-Man® and
Yu-Gi-Oh!TM but also a lot of competitors’ products in there. We clearly got a strong product lineup for this year you have all seen it like BarbieTM of Swan Lake and My SceneTM and Hot Wheels® 35th and BatmanTM and Yu-Gi-Oh!TM and Masters, and I think Hokey Pokey Elmo or Limbo Elmo, one or the other will be the biggest hit. But we are also strengthening our marketing plans in light of the tough retail and competitive climate. In short, we will be dialing up marketing investment near term to best ensure we have good holiday sales, which is when it really counts in this business. Because as we said now for some time, top line growth is our biggest challenge this year.

THE OPERATOR:

Felicia Kantor with Lehman Brothers.

THE CALLER:

Good morning guys. A couple of questions. Kevin, you mentioned in your remarks that you expected a decline in revenue growth for first half of the year; you mentioned a shift in the shipping patterns. I thought you guys cycled through that last year so I was wondering if you could walk me through that. You also mentioned that collectibles and the Girls business were once again a drain on the business and I am wondering what kind of changes that you are ultimately taking here? Because it just seems to be something that is difficult in a challenging environment and wondering strategically how you’re looking at that? And then finally Kevin all of these are for you—finally I was hoping that you could just on the SG&A walk us through the mechanics of how foreign exchange rates have impaired SG&A?

MR. ROBERT ECKERT:

Let me start with the shipping patterns, because I think I have talked about this in the past I just want to clarify it. I don’t think we have ever said that we expect a decline in shipments for any period of time. We never give short-term guidance on sales so I think it’s important to clarify that. But we have now talked about the shipping pattern first half versus second half. And if you go back to 2001, our shipments in the first half represented about 36 percent of our annual shipments, and our POS or consumer take-away was about 28 percent. So we saw that gap and as I explained to you last year that gap had in fact had been growing. The difference between shipments and consumption in the first half.

In 2002, we said we wanted to work on that and we made progress. When we now look at the full year business, our shipments were 31 percent of the full year and retail take-away stayed at 28 percent. So we made about a five percentage point improvement, but we also said going into this year that there is still that gap and we are going to continue working on it. So this was not just a one period effort. We want to continue moving towards our shipments better aligning with what consumers buy. We think that is good for the supply chain. It’s good for inventory management whether it is our inventory or whether it’s retailers.

THE CALLER:

Bob in the past when you have talked about the difference between ship-in and sell-through, you also every once in a while mentioned just how your products were selling from a POS perspective. Can you touch upon that? In the quarter?

MR. ROBERT ECKERT:

Probably the best data is the NPD data. You know we don’t like to talk about internal POS that we get from customers largely for some of the confidentiality arrangements we have with customers. It’s really their data.

Mattel Inc. (MAT) - Q1 2003 Financial Release Conference Call

Thursday, April 17, 2003 8:30 am EDT

MR. KEVIN FARR:

Let me follow-up on the SG&A question. I think what we said in the fourth quarter conference call was we expect cost pressures this year on things like insurance and employee benefit costs. In the first quarter, we did see higher employee benefit costs and we did see the impact of foreign exchange and they more than offset the savings from financial realignment. The exchange piece really relates to the SG&A cost primarily in Europe being converted at a higher exchange rate this year than they were last year. But our expectations for 2003 for SG&A, as a percentage of net sales, we expect to continue to control costs and execute the financial realignment plan and we expect for the full year that SG&A as a percentage of net sales should decrease.

THE CALLER:

And then just a question on collectibles.

MR. MATTHEW BOUSQUETTE:

On the collectibles business a couple of things. First, the adult collectibles category is challenged overall right now and as you take a look at the economy, it’s an area that has been under pressure for a year, year and a half. But that being said, if you look at sort of the demographics and the equity of the Barbie® brand and the attachment between adult females and the Barbie® brand, clearly there is long-term opportunity. Quite frankly, what we are doing right now is strategically refocusing the business and sort of setting ourselves up to start back up the growth curve. And that is going to take us a couple of quarters to do but we are confident that they represent some real long-term potential there.

THE CALLER:

Thank you.

THE OPERATOR:

We will go next to Sean McGowan of Gerard Klauer Mattison.

THE CALLER:

I had two questions first one for Matt second one for Kevin. Matt, can you talk a little bit more specifically about My SceneTM and that is to the extent that you can get this from consumer feedback, how incremental are these sales to the overall Barbie® category? Are they substitutive? Are kids buying My SceneTM instead of other Barbie®s or are they buying My SceneTM where they would have probably graduated already from the Barbie® line? And Kevin, question for you. Could you give us a little bit more on gross margin expectations? The surprise in the first quarter is fairly substantial least on my model. Could you give us how much improvement we can expect for the rest of the year versus last year or is this a one quarter aberration? Thanks.

MR. MATTHEW BOUSQUETTE:

On the My SceneTM segment, first it is kind of early in terms of out of the gate given that the dolls have sort of reached retail and are turning very very well. But that being said, we still have not seen the accessories and some of the balance of the product line hit the retail counter yet. I would say our efforts here are targeted at older girls, and it seems to be sort of resonating with the older girls segment. But I say we have got to wait a little bit longer to play it all out to understand how much is totally incremental versus how much is cannibalistic.

THE CALLER:

If I can follow up on that Matt, do have any indication from consumer or feedback from retailers as to whether Bratz was really taking share from Barbie® or whether the Bratz sales were to girls who would otherwise not really have been in fashion dolls anymore.

MR. ROBERT ECKERT:

We have clearly seen as I tried to indicate earlier tremendous competition in the Girls categories, whether it’s Hello Kitty or Strawberry Shortcake or Care Bears or Bratz, there’s just more action going on in Girls right now than we have seen in some time. Also let me build on what Matt just talked about. We have seen very good early

Mattel Inc. (MAT) - Q1 2003 Financial Release Conference Call

Thursday, April 17, 2003 8:30 am EDT

reads on the My SceneTM dolls. At the same time, we haven’t yet sold any of the My SceneTM accessories, which will be coming out in the second half. Here again, the competitors are out there with some of their accessories, and they are selling well so that has been an issue for us as we look across Barbie® accessories.

The other thing going on in Barbie® accessories is the fact that some of our items I think I have cited the VW bug which is probably our best-selling accessory over the last couple of years, we are now going into the third year of those things and they are starting to cycle through. We have got the Barbie® cruise ship this year, BarbieTM of Swan Lake Castle — those should be big items but again they are second half items. So our accessories business is not doing as well as our doll business right now.

THE CALLER:

Okay.

MR. KEVIN FARR:

As I look at gross margins, I think about half of the margin improvement in the first quarter was driven by the execution of our supply chain and financial realignment plan strategic initiatives. The remainder was driven by temporary timing benefits on raw material cost, transportation prices and a shift in mix. If you look at our operations now, we are experiencing higher costs in these areas today, particularly commodities and transportation which will be reflected in future results. But we believe there is more opportunity to improve our gross margins as we continue to execute the supply chain initiatives but you need to balance that with the pressures of these higher commodity costs and transportation costs.

THE CALLER:

You just mentioned mix, how would that have helped you? I would have thought with Barbie® not being up it would have been hard to get gross margins to be up this much.

MR. KEVIN FARR

I think things like Wheels being down and Power Wheels® being down and entertainment properties like Yu-Gi-Oh!TM being up, that helped us in the mix substantially.

ROBERT ECKERT:

The other thing I will tell you is you have over the last couple of years in the segment reporting, particularly under Matt’s leadership, the international and the entire Boys product area has really improved profitability. So we are now benefiting from all that work and the fact that our portfolio is in fact broader than it was a few years ago.

THE CALLER:

Now looking at plastic is the biggest, probably the most important commodity price. We had in March a spike in oil prices, does that pretty much lock in higher plastic prices for the rest of the year, or if there was a drop in resin prices over the next couple months, would you be able to take advantage of that?

KEVIN FARR:

I think we do have long-term contracts with suppliers — it is somewhat tied to the price of oil. And I think right now we’re seeing those higher prices. If it does decrease later in the year, we may see the benefit of lower resin prices.

THE CALLER:

Thank you.

THE OPERATOR:

We will go next to Linda Bolton-Weiser with Fahnstock.

THE CALLER:

Thank you. Bob maybe you could elaborate a little bit on your decision to break out the American Girl® business separately? What that could mean strategically? And since you mentioned that the second store is part of your capital spending for the year. Maybe you could share

Mattel Inc. (MAT) - Q1 2003 Financial Release Conference Call

Thursday, April 17, 2003 8:30 am EDT

with us some of the economics of the store in Chicago?

MR. ROBERT ECKERT:

Well, Linda let me start with really the key point in breaking out Pleasant Company. And it was to allow Matt to focus on the Mattel Brands unit here in El Segundo. We are facing tough competitive challenges, whether it is in male action or Girls or Games and Puzzles in every element of the toy business. And I think you have all seen how Matt has built businesses, how he has increased market share, improved profitability and really done a world-class job. And he is going to bring that same sort of energy into the Girls categories. At the same time, Pleasant Company, as some of you have pointed out, is really a strategic opportunity for us. The direct-to-consumer distribution system, the fact that they have done so well with brands with older girls gives us an area on which we want to focus on the future and enjoy better growth.

THE CALLER:

Okay. Are you willing to talk about some of the economics of the store?

MR. ROBERT ECKERT:

Generally no not specifically, but it’s clear now we have been in the store for four years just off Michigan Avenue in Chicago. I think the New York store is a great example of reinvesting our capital in our business to drive top line growth. We are very excited about the new store. I was in New York last weekend, it’s at 609 Fifth Avenue. It will open this fall and we have had the benefit now of four years of very strong economics in the Chicago store. So based on all of our analyses in terms of the target market and the spending opportunity and the traffic and all of the things that obviously you do in the analytics, we think the New York American Girl Place® will also be a very strong return on our investment.

THE CALLER:

Okay. Thank you.

THE OPERATOR:

We will go next to Dean Gianoukos with J.P. Morgan.

THE CALLER:

Can you tell us the net effect of foreign exchange and also how much did the consolidation of the Mexico plants help you on the gross margin? Thanks.

MR. KEVIN FARR:

We are still in the process of the consolidation of the Mexico plants. That’s not really going to happen completely until the end of 2003, so we will see those benefits in 2004. The impact of foreign exchange on gross sales for the first quarter is the benefit due to the strengthening Euro. For the quarter, worldwide gross sales were down 3 percent in local currency and up 1 percent in U.S. dollars so that was a 4 percent difference there. The impact of foreign exchange on EPS was about one cent for the quarter again due primarily to the strengthening of the Euro.

THE CALLER:

Thanks.

THE OPERATOR:

We will take our next question from John Taylor with Arcadia Investments.

THE CALLER:

I got a couple questions as well. There’s been a lot of press coverage about SARS and so on. Can you talk about any impact that might have on corporate process and particularly as it relates to product development for the future. The second question is I wonder if Matt could go into any more detail on what’s going on in the boys action category, specifically we see strong competition from one or two things? Or is it a lot of things? Give us maybe as part of that a little BatmanTM update. And then I guess this is also for Matt maybe for Bob—with the consolidated divisions—I wonder if you could give us any sketch of how the Girls division is going to look differently in a year or two after

Mattel Inc. (MAT) - Q1 2003 Financial Release Conference Call

Thursday, April 17, 2003 8:30 am EDT

the consolidation has happened? What is really going to be different down the road, thanks.

MR. ROBERT ECKERT:

Let me start with SARS. Obviously our main concern lies in providing the safest possible work environment for our employees, all across the organization and the good news is we haven’t experienced a single incident of SARS infection at any one of our manufacturing facilities to date. At the same time, we have also got a pretty strong protocol to do everything we can to prevent any problems. If an employee were to become infected, our first priority is to ensure that that employee is provided with immediate and appropriate medical treatment. We have made arrangements around our manufacturing facilities to make sure that that can happen well. Within our plants we are doing everything we can on a precautionary basis. We have increased plant hygiene and sanitation—we are making facemasks available to employees. Our doctors are on-call in local health communities and at this point we don’t anticipate any issues that would disrupt our normal flow of operations. We do have at the same time already kind of a whole series of contingency plans in the event that something happens. But there is really nothing I can point to today that causes us any concern. We are working very hard on this. We’re working on it with a lot of people and we think that if we were to be impacted by it, it should be short-term. I hope that gives a flavor for it.

THE CALLER:

I am just kind of curious, I am assuming a lot of travel between the U.S. and the Far East has been cut back. And whether you know in terms of the product development process that is sometimes a really important aspect of it.

MR. ROBERT ECKERT:

No, really since beginning of war with Iraq, our air travel has been restricted to business critical situations and that applies to travel in and out of Asia, which you are correct, we have scaled back almost completely. We are utilizing our existing communications infrastructure. We have video and teleconference abilities. We do a lot of our design work over the Internet right now. So that we can move things back and forth electronically which obviously helps us with productivity. So I don’t see any issue at all from a development standpoint.

THE CALLER

Thanks.

MR. MATTHEW BOUSQUETTE:

J. T. on the action figure business overall, I would say it’s a lot of people doing well rather than sort of one absolute runway hit. I’m speaking specifically to our brands. We continue to see growth in Yu-Gi-Oh!TM and are very pleased with the results and it is exceeding our expectations. In the launch of He-Man® is going well in the U.S. right now and actually we’re looking forward to both Yu-Gi-Oh!TM and Masters of the Universe® rollout around the globe and we should see that in the second half of 2003.

And then in terms of competitive stuff, it’s across the board a lot of guys doing well, nobody is running away with the show. But a variety of brands doing well. In terms of the division and the Girls and the Boys business together — I would say quite frankly it’s a little early to make long-term predictions about what would be the same or what would be different. But I would say on a couple of observations is we have enormous talent throughout the entire organization and just in the 30 days or so that we have been at it, the opportunity of putting everybody in the room and sort of taking the best ideas from everywhere on both businesses and cross fertilizing and sharing back and forth has already yielding some pretty exciting results for us. And then I would just make one other comment, I would say expect to see us be more aggressive and more competitive and really go to building our brands for the long-term. And I think that would be the general trend if you’re looking for it.

MR. ROBERT ECKERT:

Mattel Inc. (MAT) - Q1 2003 Financial Release Conference Call

Thursday, April 17, 2003 8:30 am EDT

I don’t make a lot of projections on things like that, but I can tell you that the attitude is changing in our Girls business already under Matt’s leadership. This is a fellow who is not going to accept market share losses to anybody, anyplace, anytime and I have seen that firsthand for the last three years in the Boys and Entertainment segments all over the world. So I think you will see us be that much more aggressive under his leadership.

THE CALLER:

Okay. Any comments on BatmanTM?

MR. MATTHEW BOUSQUETTE:

We are just getting out there with the BatmanTM stuff. As you have read, it has been very well received by all of the trade and as well as a lot of the specialist publications. We have put Justice LeagueTM into the market place. It is doing extraordinarily well. But the BatmanTM stuff is just starting to trickle out to retail and you will see that in the second half of year. But everything looks on track and very good at this point.

THE CALLER:

Have they picked a date for a movie for the next one?

MR. MATTHEW BOUSQUETTE:

I think you have to ask Warner Bros. that.

THE OPERATOR:

Will take our next question from Margaret Whitfield of Brean Murray.

THE CALLER:

I was wondering if your comments about the absence of an Easter benefit also included the international markets. I wondered if you could comment on the retail reaction to PowerTouchTM and Matt, I wonder if you could be more specific as to what marketing programs you might have to help to offset the share losses in the fashion doll and Wheels category due to strong action figures? Thanks.

MR. ROBERT ECKERT:

I think if there is any benefit to the late Easter and this is just my speculation, I think we would see some benefit internationally vis-à-vis the U.S. Now I start with Easter in general is not as strong a toy holiday outside the U.S as it is in the U.S. but when I think about the economic environment and retail inventories in general, I think that issue is more pronounced in the U.S. than it is overseas.

MR. MATTHEW BOUSQUETTE:

In terms of specific programs, I do not want to get into the tactical details per se but know that they went under the headings of demand creation in terms of marketing and promotional spending, advertising and promotions as well as compelling value at retail. I think that those would be our areas of focus.

MR. ROBERT ECKERT:

On your question on PowerTouchTM, obviously we have not shipped any yet. Retailer response has been very encouraging. Neil Friedman and the Fisher-Price team have built very good momentum in that whole learning category starting last year big-time with Kasey the KinderbotTM which continues this year and so we have good solid expectations. But we expect this to be a real long-term sort of fight.

THE CALLER:

And within the market share data you provided the overall loss of share, could you comment on the loss of share presumably within the dolls and the Wheels category? Could you quantify it and were there any increases?

MR. ROBERT ECKERT:

No, we don’t go through sort of segment by segment — remember the data is still 40 percent and I think the more granular you get to probably the less reliable it is. We gained share in Wheels as I think I mentioned — the problem with Wheels is from a mix standpoint the Wheels business has done relatively less well than male action or Games and Puzzles.

Mattel Inc. (MAT) - Q1 2003 Financial Release Conference Call

Thursday, April 17, 2003 8:30 am EDT

THE CALLER:

Thank you.

MS. DIANNE DOUGLAS:

Operator we have time for one more question.

THE OPERATOR:

We’ll take our final question from Tony Gikas of USB Piper Jaffrey.

THE CALLER:

My question is more about revenue growth this year and if I heard you correctly, it sounded like shipments in the first half are going to be down compared to the prior year which implies Q2 being a down quarter. And then the comps get tougher later this year. Could you characterize how tough those comps are and maybe address international versus domestic or any specific product categories or product lines like how tough could the comps on Harry PotterTM be with no movie properties for the license this year?

MR. ROBERT ECKERT:

Just to clarify one thing and I want to make sure this is clear for everyone. We don’t make projections by quarter for anything so we never have said whether any given quarter will be up or down. What we have said is that we expect our shipments to be more second half weighted as we continue to work on the gap between our shipments into retailers and their sales going out. What was the second part of your question Tony?

THE CALLER:

How tough are the comps later this year, sales last year in the second half of the year were up 6.5 percent, and where do you see the biggest challenges? I mean is it domestic, international and product categories or product lines specifically?

MR. ROBERT ECKERT:

No, I think the comps are difficult. We have been talking about that on international for some time now, particularly as it relates to international. We have done very well with double-digit growth, 11 or 12 percent on a full year basis for each of the last two years, and frankly Tony, I was encouraged by the fact that our international business did as well as it did this past quarter. We continue to grow the business in Europe despite very challenging comps. We did that on both an actual basis and on a constant currency basis. As Kevin mentioned in his remarks, we didn’t do as well in Latin America, but we expected that. Our Latin America decline tended to be focused in places like Venezuela where the political and economic climate is a big issue. And we have tightened trade terms quite significantly in Latin America over the last 12 months and that has the impact of moving shipments closer to consumption which is what we like.

THE CALLER:

Thank you.

THE OPERATOR:

That does conclude the question and answer session. Ms. Douglas I will turn the conference back over to you for any additional or closing comments.

MS. DIANNE DOUGLAS:

Thank you operator. I would like to thank everyone for their participation in the call today. The replay of this call will be available beginning 11:30 AM eastern time today. The number for the replay is 719-457-0820. And the ID number is 578411. Thank you.

THE OPERATOR:

This does conclude today’s conference. We appreciate your participation. You may now disconnect.

(CONFERENCE CALL CONCLUDED)